Exhibit 10.17

INTERNAL AFFILIATE PROGRAM

MASTER AGREEMENT

Dated 12 March, 2021

 CODERE NEWCO, S.A.U.

as Retail Topco

and

SERVICIOS DE JUEGO ONLINE, S.A.U.

as Online Topco

THIS AGREEMENT (this “Agreement”) is dated 12 March, 2021 and made amongst:

(1)	Codere Newco, S.A.U. ( “Newco” or “Retail Topco”), and

(2)	Servicios de Juego Online, S.A.U. (“SEJO” or “Online Topco”).

A.	WHEREAS the Codere Group (as defined below) is a leading international gaming operator throughout Europe and Latin America, currently operating retail gaming venues across seven jurisdictions (Spain, Italy, Mexico, Argentina, Uruguay, Panama and Colombia) and providing regulated online gaming across four jurisdictions (Spain, Mexico, Colombia and Panama) with upcoming online launches in Italy and Argentina;

B.	WHEREAS the Codere Group seeks to implement and promote an omni-channel strategy in the Online Jurisdictions (the “Omni-Channel Strategy”) that it expects will be to the benefit of all the Parties.

C.	WHEREAS, as part of the Omni-Channel Strategy, the Parties have agreed that Newco, as topco of the Retail Subsidiaries (as defined below), and SEJO, as topco of the Online Subsidiaries (as defined below), shall enter into an internal affiliate program master agreement establishing the terms of conditions of the revenue sharing between the retail business and the online business in the Omni-Channel Jurisdictions.

NOW, THEREFORE, in view of the foregoing, the Parties hereby agree as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Accession Letter” means a document substantially in the form set out in Schedule 3 (Form of Accession Letter).

“Active” means having had wagering activity in the 120 day period prior to any applicable measurement date.

“Codere Group” means Codere, S.A. and its controlled entities (for these purposes, “control” shall have the meaning ascribed to it in section 42 of the Spanish Commercial Code).

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“Confidential Information” means

(i)	all information relating to the Codere Group or to a Party, its shareholders and its related parties which is provided by one Party or any of its affiliates or advisers to another, or is obtained by a Party, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

a)	is or becomes public information other than as a direct or indirect result of any breach of this Agreement by a Party; or

b)	is identified in writing at the time of delivery as non-confidential by the disclosing Party or its advisers; or

c)	is lawfully obtained by a Party after that date, from a source which did not obtain it in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any document or information in whatever form produced on the basis of the information provided pursuant to paragraph (i).

“Customer Information” has the meaning provided in Clause 11.1.

“Deposit” means the transfer of money into an Online Account.

“MAR” means the Market Abuse Regulation (EU) No 596/2014.

“Material Price Sensitive Information” has the meaning provided in Clause 9.1.2(ii).

“Net Win” means gross win after free-play, cost of loyalty programs and other promotions plus service charge less gaming Taxes.

“Omni-Channel Customer” means a customer that is Active in both the retail and online channel.

“Omni-Channel Jurisdiction” means an Online Jurisdiction in which one or more Retail Subsidiaries operate one or more Retail Venues.

“Omni-Channel Strategy” has the meaning provided in Recital B.

“Online Account” means an account established by an Online Subsidiary that a customer uses to make a Deposit or withdraw funds.

“Online Invoiced Amount” has the meaning provided in Clause 2.1(2)(ii).

“Online Jurisdiction” means a country within which the Codere Group offers, both at the time of this Agreement and from time to time, regulated online gaming to customers residing within any such country.

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“Online License” means a valid gaming license to operate online gaming that is in force and issued by the appropriate governmental authority.

“Online Only Customer” means a customer that is Active in the online channel but not in the retail channel.

“Online Omni-Channel Customer” means an Omni-Channel Customer that was, prior to becoming an Omni-Channel Customer, an Online Only Customer.

“Online Participation” has the meaning provided in Clause 2.1(2)(i).

“Online Subsidiaries” means (i) each of the entities set out in Schedule 2 (The Online Subsidiaries) so long as they continue to operate pursuant to an Online License, and (ii) any Codere Group entity that obtains an Online License in an Omni-Channel Jurisdiction from time to time.

“Online Topco” means Servicios de Juego Online, S.A.U.

“Party” means a party to this Agreement.

“Processing Fee” has the meaning provided in Clause 3.1.

“Representatives” has the meaning provided in Clause 9.1.2(ii).

“Retail Invoiced Amount” has the meaning provided in Clause 2.1(1)(ii).

“Retail License” means a valid gaming license to operate Retail Venues that is in force and issued by the appropriate governmental authority.

“Retail Omni-Channel Customer” means an Omni-Channel Customer that was, prior to becoming an Omni-Channel Customer, a Retail Only Customer.

“Retail Only Customer” means a customer that is Active in the retail channel but not in the online channel.

“Retail Participation” has the meaning provided in Clause 2.1.(1)(i)

“Retail Subsidiaries” means (i) each of the entities set out in Schedule 1 (The Retail Subsidiaries) so long as they continue to operate pursuant to a Retail License, and (ii) any Codere Group entity that obtains a Retail License in an Omni-Channel Jurisdiction from time to time.

“Revenue Sharing Principles” has the meaning provided in Clause 2.1.

“Retail Topco” means Codere Newco, S.A.U.

“Retail Venues” means (i) an establishment that offers retail gaming and (ii) that is controlled by the Codere Group.

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“Surviving Conditions” means each of the following provisions of this Agreement:

a)	Clause 1 (Definitions and Interpretation);

b)	Clause 9 (Confidentiality);

c)	Clause 10 (Data Protection);

d)	Clause 12.4 (Waiver of Defences); and

e)	Clause 13 (Governing Law and Jurisdiction).

“Taxes” means any tax, charge, levy, contribution, fiscal or quasi-fiscal imposition, or any obligation to withhold or prepay tax established by the applicable legislation from time to time in force (including central, autonomous region or local government legislation), as well as any charge or amount related thereto (including fines, penalties, interest and surcharges).

1.2	In this Agreement, unless indicated otherwise:

(i)	any reference to this Agreement must be deemed to be made to this Agreement and to its Schedules;

(ii)	any reference to “clause” or to “Schedule” must be deemed to be made to a clause of, or schedule to, this Agreement.

(iii)	any reference to a “person” includes any individual, legal entity, entity, organization, association without legal personality, or public authority;

(iv)	wherever the terms “includes”, “included”, “include” and “including” are used, they shall be deemed to be followed by the expression “without limitation”;

(v)	any reference to one gender includes the other, and words in the singular shall include the plural, and vice versa;

(vi)	any reference to “days” shall be deemed to be made to “calendar days”. Any periods expressed in days shall start to be counted from the day immediately following that on which the period starts. If the last day of a period is not a Business Day, the period in question shall be deemed to have been automatically extended until the first following Business Day. Periods expressed in months shall be counted from date to date unless in the last month of the period such date does not exist, in which case the period shall end on the following Business Day, where “Business Day” means any day except Saturdays, Sundays or public holidays in Madrid;

(vii)	any reference to “from” or “as from” a given date shall be understood to include such date; and

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(viii)	the headings used in this Agreement are included for reference only and shall not form part of this Agreement for any other purpose or affect the interpretation of any of its clauses.

2	REVENUE SHARING PRINCIPLES

2.1	NEWCO and SEJO shall cause their respective Retail Subsidiaries and Online Subsidiaries operating in the Omni-Channel Jurisdictions, to apply and adhere to the following corporate revenue sharing principles (the “Revenue Sharing Principles”):

1.	Participation of retail business in online revenue generated by Retail Omni-Channel Customers:

i.	In each Omni-Channel Jurisdiction, the Online Subsidiary which registers the online wagering activity of a Retail Omni-Channel Customer, shall pay to the Retail Subsidiary that operates the Retail Venue in which said customer was Active at the time of becoming a Retail Omni-Channel Customer[1], 35% of the Net Win of such customer generated in any online platform operated by SEJO or its affiliates and subsidiaries from the time he becomes a Retail Omni-Channel Customer and until 18 months thereafter (the “Retail Participation”).

ii.	On a monthly basis, the aggregate Retail Participation related to all Retail Omni-Channel Customers of each such Retail Subsidiary shall be invoiced net of any corresponding Online Participation to the relevant Online Subsidiary (the “Retail Invoiced Amount”) and will be due and payable 30 days thereafter. For clarity sake, in the event that in any given month the Online Participation is greater than the Retail Participation, no invoice would be issued by the Retail Subsidiary for that month.

iii.	The applicable Online Subsidiary(ies) will, within 10 days following the close of each month, provide the applicable Retail Subsidiary(ies) with the monthly Net Win of each Retail Omni-Channel Customer in the online channel to allow for the Retail Subsidiary(ies) to issue any such invoice.

[1]	In the event that, at the time of becoming a Retail Omni-Channel Customer, such customer was Active in more than one Retail Venue, those Retail Subsidiaries in which such customer was Active would have to agree, in good faith, to a pro-rata sharing of the Retail Participation.

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2.	Participation of online business in revenue generated by Online Omni-Channel Customers:

i.	In each Omni-Channel Jurisdiction, the Retail Subsidiary which registers the retail wagering activity of an Online Omni-Channel Customer, shall pay the Online Subsidiary in which said customer was Active at the time of becoming an Online Omni-Channel Customer, 35% of the Net Win of such customer from the time he becomes an Online Omni-Channel Customer and until 18 months thereafter (the “Online Participation”).

ii.	On a monthly basis, the aggregate Online Participation related to all Online Omni-Channel Customers of each such Online Subsidiary shall be invoiced net of any corresponding Retail Participation to the relevant Retail Subsidiary by the relevant Online Subsidiary (the “Online Invoiced Amount”) and will be due and payable 30 days thereafter. For clarity sake, in the event that in any given month the Retail Participation is greater than the Online Participation, no invoice would be issued by the Online Subsidiary for that month.

iii.	The applicable Retail Subsidiary(ies) will, within 10 days following the close of each month, provide the applicable Online Subsidiary(ies) with the monthly Net Win of each Online Omni-Channel Customer in the online channel to allow for the Online Subsidiary(ies) to issue any such invoice.

3.	Ineligibility for additional participation in revenue generated by a customer after completion of the 18-month period for any such Retail Participation or Online Participation, as applicable.

Unless otherwise agreed between the Parties, to be formalized by way of amendment to this Agreement, after 18 months have passed from the time a customer becomes a Retail Omni-Channel Customer or an Online Omni-Channel Customer, as the case may, no Retail Subsidiary or Online Subsidiary will be entitled to any Retail Participation or Online Participation, as applicable, in regards to any customer upon which either a Retail Participation or Online Participation had previously applied.

4.	Application of the Revenue Sharing Principles in certain circumstances:

i.	In the event there is an Omni-Channel Jurisdiction in which both the Retail License and the Online License are held by the same Codere Group entity, the Revenue Sharing Principles shall be applied through internal management reporting procedures until such time as another Codere Group entity holds or otherwise obtains a standalone Online License, at which point it shall accede to this Agreement pursuant to Clause 8 (Accessions) and comply with Clause 2.1(1)(i),(ii) and (iii), or Clause 2.1(2)(i), (ii) and (iii), as applicable.

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ii.	In the event there is an Omni-Channel Jurisdiction in which there is a contractual agreement between a Retail Subsidiary and an Online Subsidiary for the provision of online and/or retail operating services between them, the Parties shall ensure that the agreed fee economics of such contractual agreement reflect the Revenue Sharing Principles.

2.2	Non-compliance with the Revenue Sharing Principles shall constitute a material breach of this Agreement.

3	PROCESSING FEE

3.1	Newco and SEJO shall ensure that in each Omni-Channel Jurisdiction, the Online Subsidiaries pay, on a monthly basis, a processing fee equal to 3.0% of any Deposit made by an online customer in a Retail Venue (the “Processing Fee”) to the Retail Subsidiary that operates the Retail Venue where such Deposit was made. Any such amounts would be invoiced by the applicable Retail Subsidiary to the applicable Online Subsidiary and due and payable 30 days thereafter. For clarity sake, no fee shall be payable by the relevant Online Subsidiary for any withdrawals made from an Online Account in a Retail Venue.

3.2	Non-compliance with payment of the Processing Fee in the terms of Clause 3.1 above shall constitute a material breach of this Agreement.

4	TERM

4.1	The initial term of this Agreement shall be 1 year from 1 January, 2021 (the “Initial Term”), unless terminated pursuant to Clause 5.1. This Agreement will be automatically extended for successive one year periods (each such year-to-year renewal term, a “Renewal Term”), unless Newco or SEJO provides the other with written notice of its objection to any such renewal, delivered at least 30 days before the end of the Initial Term or any Renewal Term.

5	TERMINATION

5.1	This Agreement will terminate in any of the following circumstances:

5.1.1	Expiry of the Initial Term or expiry of any Renewal Term, if either Newco or SEJO objects to the automatic extension in the manner provided for in Clause 4.1;

5.1.2	at any time by either Newco or SEJO with 30 day’s prior written notice to the other;

5.1.3	by mutual agreement between Newco and SEJO;

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5.1.4	by Newco, in the event of a material breach of this Agreement by SEJO or by any of the Online Subsidiaries, upon receipt of written notice by SEJO stating Newco’s desire to terminate this Agreement and the cause of termination; except where the breach can be cured and is cured no later than 15 days from the date SEJO was notified of the breach.

5.1.5	by SEJO, in the event of a material breach of this Agreement by Newco or by any of the Retail Subsidiaries, upon receipt of written notice by Newco stating SEJO’s desire to terminate this Agreement and the cause of termination; except where the breach can be cured and is cured no later than 15 days from the date Newco was notified of the breach.

6	EFFECT OF TERMINATION

6.1	This Agreement will cease to have any further effect on the date on which it is terminated save for the Surviving Provisions which shall remain in full force and effect, and save in respect of any liability arising or breaches of this Agreement that occurred prior to termination. Termination of this Agreement by expiry of the Initial Term or expiry of the Renewal Term will not grant any Party any right of indemnity for harm or losses or the right to any other compensation.

6.2	Any obligations of the Parties with respect to the application of the Revenue Sharing Principles or payment of a Processing Fee shall survive the termination of this Agreement. For clarity sake, if a customer becomes a Retail Omni-Channel Customer or an Online Omni-Channel Customer and thereafter this Agreement is terminated, the relevant Retail Subsidiary or Online Subsidiary will still have to pay the Online Participation or Retail Participation, as applicable, until 18 months thereafter.

7	CONSEQUENCES OF BREACH

7.1	Pursuant to the terms of Article 1,124 of the Spanish Civil Code, upon a material breach of this Agreement by:

i.	SEJO and/or the Online Subsidiaries: Newco may opt between (a) specific performance of this Agreement, or (b) terminating this Agreement pursuant to Clause 5.1.4. Additionally, in both (a) and (b) Newco may seek damages and claim payment of interest on any outstanding amounts. If Newco opts for (a) but specific performance of the Agreement is not possible, Newco has the right to terminate the Agreement pursuant to Clause 5.1.4.

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ii.	Newco and/or the Retail Subsidiaries: SEJO may opt between (a) specific performance of this Agreement, or (b) terminating this Agreement pursuant to Clause 5.1.5. Additionally, in both (a) and (b), SEJO may seek damages and claim payment of interest on outstanding amounts. If SEJO opts for (a) but specific performance of the Agreement is not possible, SEJO has the right to terminate the Agreement pursuant to Clause 5.1.5.

7.2	Newco and SEJO hereby acknowledge and agree that (i) Newco, as Retail Topco, shall be responsible for any breaches of this Agreement by the Retail Subsidiaries, and (ii) SEJO, as Online Topco, shall be responsible for any breaches of this Agreement by the Online Subsidiaries.

8	ACCESSIONS

8.1	In furtherance of the Omni-Channel Strategy, at all times after the date which is 30 days from the date of this Agreement:

8.1.1	Newco shall cause each of the Retail Subsidiaries to accede to this Agreement by executing an Accession Letter, which shall be reviewed and amended by the relevant Retail Subsidiary in order to comply with any law or formality requirements in its jurisdiction.

8.1.2	SEJO shall cause each of the Online Subsidiaries to accede to this Agreement by executing an Accession Letter, which shall be reviewed and amended by the relevant Online Subsidiary in order to comply with any law or formality requirements in its jurisdiction.

8.2	For clarity sake, a Codere Group entity that, as of the date of this Agreement is not a Retail Subsidiary or an Online Subsidiary, but thereafter becomes a Retail Subsidiary or an Online Subsidiary, shall accede to this Agreement in the terms of Clause 8.1 as soon as possible and no later than 30 days from becoming a Retail Subsidiary or an Online Subsidiary.

9	CONFIDENTIALITY

9.1	During the term of this Agreement, and at all times thereafter, the Parties undertake:

9.1.1	to hold all Confidential Information in strict confidence; to use the Confidential Information only for the purposes permitted under this Agreement, and to ensure that all Confidential Information is protected with security measures and a degree of care that they would apply to their own confidential information;

9.1.2	not to directly or indirectly disclose it to any other person or entity, except:

(i)	as authorised in writing by the Party providing the Confidential Information;

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(ii)	to its agents or professional advisors (the “Representatives”) on a strictly ‘need to know’ basis, provided they are informed in writing of its confidential nature and that some or all of such Confidential Information may be material non-public price sensitive information (“Material Price Sensitive Information“), and provided that they sign, before receiving any such Confidential Information, a non-disclosure agreement in similar terms to those included in this Agreement, except that there shall be no such requirement to enter into a non-disclosure agreement if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information; and

(iii)	to governmental, banking, taxation or other regulatory authority or similar body when required o requested by the rules of any relevant stock exchange or pursuant to any applicable law or regulation, so long as the content of said disclosure is previously agreed with the Party providing the Confidential Information, to enable such Party to seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.

9.1.3	To the extent permitted by law and regulation, the disclosing Party will inform the Party providing the Confidential Information of the circumstances of any disclosure of Confidential Information pursuant to paragraph 9.1.2(iii) above. Likewise, the disclosing Party shall also inform the Party providing the Confidential Information upon becoming aware that Confidential Information has been disclosed in breach of this Agreement.

9.1.4	The disclosing Party will, at all times, remain liable under the terms of this Agreement for any unauthorized disclosure or use by any of its Representatives of Confidential Information.

9.1.5	The Parties agree that, upon termination of the Agreement, to the extent feasible, the Party to whom the Confidential Information has been provided will promptly return to the Party that provided the Confidential Information all material containing or consisting of Confidential Information in its possession and all copies thereof.

9.1.6	No Party, nor any of its officers, employees or advisers make any representation or warranty, express or implied, as to the accuracy, reliability or completeness of the Confidential Information, or shall be under any obligation to update or correct any inaccuracy in the Confidential Information or be otherwise liable to any Party or any third party to whom such Confidential is disclosed; and

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9.1.7	The Parties hereby acknowledge and agree that some or all of the information that may be provided by the Parties pursuant to this Agreement is or may be Material Price Sensitive Information and that the use and dissemination of such Material Price Sensitive Information may be regulated or prohibited by applicable legislation, including securities law, MAR, regulations or principles of conduct relating to insider-dealing and market abuse that prohibit the purchase and sale of securities by persons who possess material non-public information and restrict the disclosure of material non-public information relating to any Party or the Codere Group in certain circumstances.

9.1.8	This Clause 9 shall survive the termination of the Agreement.

10	DATA PROTECTION

10.1	The Parties to this Agreement shall carry out the processing of personal data as of the date of this Agreement, in accordance with the following obligations:

-	It shall be limited to carrying out the necessary actions in accordance with the provisions of this Agreement.

-	The Parties undertake not to conduct any further processing on personal data, or apply or use the data for any purpose other than the service referred to in this Agreement, or to use the personal data for its owns means.

-	The Parties undertake to keep, under its control and custody, the personal data provided as of the date of this Agreement and not to disclose, transfer, or otherwise communicate the data to third parties, even for storage purposes.

-	Should it be required to transfer personal data to a third country, in accordance with the law of the European Union or of any of the member states to which it applies, it shall inform the relevant Party of this legal requirement in advance, unless the law prohibits this for important reasons of public interest.

10.2	Personal data security and notification of data breaches:

-	The Parties shall implement the appropriate technical security measures set out in Article 32 of the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, to ensure a level of security consistent with the risk.

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-	The Parties shall notify each other, without undue delay and, in any case, within 24 hours, of any breaches to the security of the personal data in its possession of which it is aware, including all relevant information for documenting and reporting the incident.

10.3	The Parties can choose one of the two following options:

-	Option A- Destruction. Following termination of the obligations under this Agreement, the Parties undertake to destroy all information containing personal data that has been provided by the other Parties pursuant to this Agreement. Once destroyed, it shall issue to the other Parties a certificate of destruction, reporting the information, physical means and documentation destroyed.

-	Option B- Return. Following termination of the obligations under this Agreement, the Parties undertake to return all information containing personal data that has been transmitted by the other Parties pursuant to this Agreement.

11	CUSTOMER INFORMATION

11.1	All right, title and interest in any information provided by a Party with respect to the Net Win of an Online Omni-Channel Customer or Retail Omni-Channel Customer, as applicable (the “Customer Information”), shall be and remain vested in that disclosing Party. No licence, right or interest is granted to the Party receiving the Customer Information in respect of such Customer Information pursuant to this Agreement, other than the right to receive the Customer Information for the purposes of reviewing and evaluating such information to apply the Revenue Sharing Principles.

12	MISCELLANEOUS PROVISIONS

12.1	Entire agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to matters dealt with in this Agreement.

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12.2	Amendments and Waivers

Any term of this Agreement may be amended or waived if agreed in writing by Newco and SEJO, and any such amendment or waiver shall be binding on all Parties.

12.3	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12.4	Waiver of defences

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

12.5	Third Party Rights

Except as otherwise expressly provided herein, a person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

12.6	Expenses and Taxes

12.6.1	Each Party shall bear the expenses that it incurs in preparing, negotiating and perfecting the Agreement.

12.6.2	Any Taxes levied on the transactions provided for in this Agreement shall be borne by the Parties in accordance with the law.

12.7	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.8	Assignment

Newco and SEJO may not assign its position or any of its rights or obligations under this Agreement without the consent of the other. Upon accession to this Agreement pursuant to Clause 8 (Accessions), the Retail Subsidiaries and the Online Subsidiaries may not assign their position or any of their rights or obligations under this Agreement without the consent of Newco and SEJO.

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12.9	Notices

12.9.1	Any communication to be made under or in connection with this Agreement shall be made in writing by letter, email, bureaufax or certified telegram with acknowledgment of receipt, or by any other means that evidences their receipt by express confirmation of their correct receipt (thus including fax).

12.9.2	The Parties indicate the following addresses for notification purposes:

i.	Codere Newco, S.A.U.

Avenida de Bruselas 26, 28108

Alcobendas, Madrid

Spain

Att: Oscar Iglesias Sánchez

ii.	Servicios de Juego Online, S.A.U.

Avenida de Bruselas 26, 28108

Alcobendas

Madrid, Spain

Att: Ángel Corzo Uceda

12.9.3	All communications delivered to the Parties shall be deemed effective when received.

12.9.4	Only notices sent to the above addresses and in the manner indicated above shall be considered received.

12.9.5	Notices sent to the new address of any Party shall only be effective if the recipient has notified the other Parties in advance of a change of address. Unless the Parties receive notice of such changes, notices served in accordance with these rules and the original information shall be deemed correctly served.

13	GOVERNING LAW AND JURISDICTION

13.1	Governing Law

This Agreement shall be governed and interpreted in accordance with the laws of Spain, and the rules on conflict of laws shall not apply.

13.2	Jurisdiction

The courts of the city of Madrid have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter and the Parties hereby waive their rights to any other jurisdiction that may apply by virtue of their present or any future domicile or for any other reason.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Codere Newco, S.A.U.

/s/ Vicente Di Loreto
Name:	Vicente Di Loreto
Title:	Authorised Signatory

Servicios de Juego Online, S.A.U.

/s/ Angel Corzo Uceda
Name:	Angel Corzo Uceda
Title:	Authorised Signatory

/s/ Alvaro de Ansorena Cao
Name:	Alvaro de Ansorena Cao
Title:	Authorised Signatory

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Schedule 1

The Retail Subsidiaries

1.	SPAIN:

•	Betslots Cr-Cod, S.L.U.
•	Codere Alicante, S.L.U.
•	Codere Apuestas Aragón, S.L.U.
•	Codere Apuestas Asturias, S.A.U.
•	Codere Apuestas Baleares, S.A.
•	Codere Apuestas Cantabria, S.A.
•	Codere Apuestas Castilla La Mancha, S.A.
•	Codere Apuestas Castilla y Leon, S.A.U.
•	Codere Apuestas La Rioja, S.A.U.
•	Codere Apuestas Extremadura, S.A.U.
•	Codere Apuestas Navarra, S.A.U.
•	Codere Apuestas Valencia, S.A.
•	Codere Apuestas Galicia, S.L.U.
•	Codere Apuestas, S.A.U.
•	Codere Logroño, S.L.
•	Comercial Yontxa, S.A.
•	Garaipen Victoria Apustuak, S.L.
•	I.P.M. Maquinas, S.L.
•	Millenial Gaming, S.A.U.
•	Misuri, S.A.
•	Operiberica, S.A.U.
•	Operoeste, S.A.
•	Recreativos Obelisco, S.L.
•	Sport Bet Extremadura, S.L.

2.	MEXICO:

•	Administradora Mexicana Hipódromo S.A. de C.V.
•	Recreativos Marina, S.A. de C.V.
•	Libros Foráneos, S.A. de C.V.
•	Operadora Cantabria, S.A. de C.V.
•	Operadora de Espectáculos Deportivos, S.A. de C.V.
•	Promojuegos de México, S.A. de C.V.
•	Mio Games, S.A. de C.V.

3.	ITALY

•	Operbingo Italia, S.p.A.
•	King Bingo, S.R.L.

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•	King Slot, S.R.L.
•	New Joker, S.R.L.

4.	COLOMBIA:

•	Codere Colombia, S.A.
•	Intersare, S.A.
•	Bingos Codere, S.A.

5.	PANAMA:

•	Alta Cordillera, S.A.
•	Hípica de Panamá, S.A.

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Schedule 2

The Online Subsidiaries

1.	SPAIN:

•	Codere Online, S.A.

2.	MEXICO:

•	Libros Foráneos, S.A. de C.V.

3.	ITALY:

•	Codere Scommesse, S.R.L.

4.	COLOMBIA:

•	Codere Colombia, S.A.

5.	PANAMA:

•	Hípica de Panama, S.A.

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Schedule 3

Form of Accession Letter2

To:	Codere Newco, S.A.U.

Servicios de Juego Online, S.A.U.

From: [Acceding Retail Subsidiary or Online Subsidiary]

Date: [●] [●], [●]

Dear Sirs

Accession Letter to the Internal Affiliate Program Master Agreement dated 12 March, 2021 (the “IAP Agreement”)

1.	We refer to the IAP Agreement. This is an Accession Letter. Terms defined in the IAP Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Acceding Retail Subsidiary or Online Subsidiary] (the “Acceding Subsidiary”) agrees to be bound by the terms of the IAP Agreement as a Party (and, in particular, as a [Retail Subsidiary] / [Online Subsidiary]), with effect from the date of this Accession Letter.

3.	The Acceding Subsidiary confirms that it has been provided with, and read a copy of, the IAP Agreement.

4.	On and as of the date of this Accession Letter, the Acceding Subsidiary makes the representations and warranties set out in Appendix I to each other Party.

5.	For the purpose of Clause 12.9 (Notices), the Acceding Subsidiary’s administrative and contact details are as follows:

Name: [●]

Registered address: [●]

Attention: [●]

Telephone No: [●]

Email: [●]

6.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by Spanish law. Clause 13 (Governing Law and Jurisdiction) shall apply to this Accession Letter as if set out in full herein.

[2]	Where applicable, the Acceding Subsidiary must include any requirements specific to the jurisdiction in which the relevant Retail Subsidiary or Online Subsidiary acceding to the IAP Agreement is incorporated.

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Appendix I

The Acceding Subsidiary makes the following representations and warranties to each other Party on the date hereof:

i.	it is duly incorporated or duly established and validly existing under the law of its jurisdiction of incorporation or formation;

ii.	the obligations expressed to be assumed by it in the IAP Agreement are legal, valid, binding and enforceable;

iii.	the entry into and performance by it of the IAP Agreement do not and will not conflict with any law or regulation applicable to it or its constitutional documents where such conflict would have a material adverse effect on its ability to implement the Revenue Sharing Principles, [or to pay the Processing Fee,] or otherwise comply with the terms of the IAP Agreement;

iv.	it has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, perform and deliver this Accession Letter; and has the power to accede, perform and deliver, and has taken all necessary action to authorize its accession into, perform and deliver the IAP Agreement; and

v.	all necessary authorizations required for the performance by it of the IAP Agreement and to make the IAP Agreement admissible in evidence in its jurisdiction of incorporation have been obtained or effected and are in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Accession Letter on the date first written above.

[Acceding Subsidiary]

Name:
Title:

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